Exhibit 99.1

AVANIR TO CHANGE LISTING TO THE NASDAQ NATIONAL MARKET SYSTEM

Trading will Commence on April 11, Under the Ticker Symbol AVNR

San Diego, April 3, 2006 — Avanir Pharmaceuticals (AMEX: AVN.R) announced today that the NASDAQ® has approved the Company’s application for listing on the NASDAQ National Market System. Consistent with NASDAQ guidance, trading is expected to begin on Tuesday, April 11, under the new ticker symbol “AVNR.” Until that time, Avanir’s stock will continue to trade on the American Stock Exchange under the symbol “AVN.R.”

About Avanir
Avanir Pharmaceuticals is focused on developing and commercializing novel therapeutic products for the treatment of chronic diseases.  Avanir’s product candidates address therapeutic markets that include central nervous system and cardiovascular disorders, inflammation, and infectious diseases.  Avanir previously announced positive results in the second of two required Phase III clinical trials of Neurodex™, an investigational new drug for the treatment of involuntary emotional expression disorder (IEED).  Additionally, Avanir has initiated a Phase III clinical trial for Neurodex as a potential treatment in patients with diabetic neuropathic pain, a second indication for Neurodex. Avanir has active collaborations with two international pharmaceutical companies: Novartis International Pharmaceutical Ltd., for the treatment of inflammatory disease and AstraZeneca, for the treatment of cardiovascular disease.  The Company’s first commercialized product, “abreva®”, is marketed in North America by GlaxoSmithKline Consumer Healthcare and is the leading over-the-counter product for the treatment of cold sores.  Further information about Avanir can be found at www.avanir.com.

Forward Looking Statement
Statements in this press release that are not historical facts, including statements that are preceded by, followed by, or that include such words as “estimate”, “anticipate”, “believe”, “plan”, or “expect”, or similar statements, are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from the future results expressed or implied by such statements.  There can be no assurance that Neurodex will receive regulatory approval; or that if such regulatory approval is received, Avanir will be able to market Neurodex successfully.  Final review decisions made by the FDA and other regulatory agencies concerning clinical trial results are often unpredictable and outside the influence and/or control of the company.  Risks and uncertainties also include the risks set forth in Avanir’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q and from time-to-time in other publicly available information regarding the Company.  Copies of this information are available from Avanir upon request.  Avanir disclaims any intent or obligation to update these forward-looking statements.

Avanir Pharmaceuticals Contacts:
Patrick O’Brien 858-622-5216 pobrien@avanir.com	Patrice Saxon 858-622-5202 psaxon@avanir.com